Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-149888 on Form S-8 of our report dated June 16, 2008, relating to the consolidated financial statements of China Digital TV Holding Co., Ltd. appearing in this Annual Report on Form 20-F of China Digital TV Holding Co., Ltd. for the year ended December 31, 2007.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Beijing, People’s Republic of China
June 18, 2008